EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-163110 and 333-172483 on Form S-3 and in Registration Statement Nos. 333-116573 and 333-168794 on Form S-8 of Beazer Homes USA, Inc. (the “Company”) of our reports dated November 12, 2012, relating to the consolidated financial statements of Beazer Homes USA, Inc. and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of Beazer Homes USA, Inc. for the year ended September 30, 2012.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
November 12, 2012